EXHIBIT 99.1

FINAL TRANSCRIPT

Thomson StreetEvents™

Conference Call Transcript

**MXE - MXENERGY FISCAL YEAR ENDED JUNE 30, 2007 EARNINGS CONFERENCE CALL

Event Date/Time: Sep. 28. 2007 / 10:00AM ET

CORPORATE PARTICIPANTS

Robi Artman-Hodge

MXenergy Holdings, Inc. - EVP

Jeff Mayer

MXenergy Holdings, Inc. - President, CEO

Chaitu Parikh

MXenergy Holdings, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ted Burdick

Camulos Capital - Analyst

John King

AIG Investments - Analyst

Matt Wiachek

Morgan Stanley - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the MXenergy Holdings, Inc. Fiscal Year ended June 30, 2007 Earnings Conference Call. My name is Akia and I’ll be your operator for today.

I would now like to turn the presentation over to your host for today’s call, Miss Robi Artman-Hodge. Please proceed ma’am.

Robi Artman-Hodge - MXenergy Holdings, Inc. - EVP

Thank you Akia, and good morning. I am Robi Artman-Hodge, Executive Vice President of MXenergy Holdings, Inc. Today, we will be reviewing with you our results for the fiscal year ended June 30, 2007.

But before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical facts, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied in these forward-looking statements. Such factors include those risks described in our annual report for the year ended June 30, 2006. All information is current as of the date of this call, and the company undertakes no duty to update the information.

In addition, we will at the end of the call take additional questions. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available by the company. We will not be able to talk at this point about events occurring after our fiscal year ended June 30, 2007, that have not previously been disclosed by the company.

Now, I will turn the call over to Jeffrey A. Mayer, MXenergy Holdings, Inc. President and Chief Executive Officer. Jeff?

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Thank you Robi, and good morning everyone. I’m Jeff Mayer, President and Chief Executive Officer of MXenergy Holdings. With me today are Chaitu Parikh, Vice President and Chief Financial Officer as well as Robi Artman-Hodge, and you just heard from our Executive Vice President.

Today, we are pleased to announce our results for the fiscal year ended June 30, 2007. Our fiscal year ended June 30th produced adjusted earnings before interest, tax, depreciation and amortization, what we refer to adjusted EBITDA, of $60.1 million, an increase from the $25.7 million we experienced during fiscal year ending June 30, 2006.

This increase of $34.4 million as compared to fiscal year ’06 was due primarily to an increase in gross margin earned on customer contracts we acquired in connection with the Shell Energy Services Company acquisition that we completed in our first quarter of fiscal year 2007. When I refer to the Shell Energy Services acquisition, I’ll refer to it as the SESCo acquisition and the customers as the SESCo customers.

Sales for the year ended June 30, 2007, were $703.9 million, an increase of $341.4 million or 94% compared to the prior fiscal year. This was primarily due to the inclusion during the period of natural gas consumption by the customers acquired from SESCo and to a lesser extent, due to an increase in the number of electricity customers we are now serving.

The average selling price per unit, including fee revenue, increased by $2.19 to $11.93 per MMBtu, principally due to fees associated with certain of the SESCo customers we acquired plus the higher price of natural gas at the time fixed-price customers were renewed or added.

We sold approximately 57.1 billion cubic feet or Bcf of gas in fiscal year 2007 as compared to approximately 35.5 Bcf in the prior fiscal year. The increased volume is attributable to the natural gas consumption from the customers acquired in the SESCo acquisition.

It should be noted that though our volumes increased, overall usage per customer decreased over the last fiscal year as a result of the warmer than normal weather experienced in the Midwestern and Northeastern United States during the six months ended March 31, 2007, which typically is our customers’ highest natural gas usage season. Heating degree days during that six-month period were approximately 19% lower than for the same period in the prior year in our territories.

As we suggested in our last earnings call, the majority of our revenues are generated during our second and third fiscal quarter, or November through March, in the calendar year. This causes seasonal volatility in our quarterly earnings and cash flows.

This year, the impact of warmer weather was somewhat offset by strong margins, illustrating the benefits of diversification among the product types, both fixed and variable and among the utility territories that we serve. Our risk management policies continue to be effective in locking in forward margins and responding to variations in weather-related demand.

The total number of residential customer equivalents that we serve, what we refer to as RCEs, you may recall each of these reflects about 100 MMBtus of annual natural gas consumption or 10 megawatt hours of annual electricity consumption. The total number of RCEs at the end of fiscal year 2007 was approximately 631,400, an increase of 63% or approximately 244,000 RCEs over the fiscal year 2006. This was primarily due to the customers acquired in the SESCo acquisition and to a lesser extent, the customers acquired in the Vantage acquisition we completed in May of 2007.

As of fiscal year-end 2007, the company served approximately 588,100 natural gas RCEs, approximately 57% of which were fixed-price contracts and approximately 43% of which were variable-price contracts. We also served approximately 43,300 electricity RCEs of which approximately 77% were variable-price contracts and the balance, fixed-price contracts. Our fixed-price contracts have an average remaining life of 12 months.

From 2001 to 2007, our natural gas RCEs grew from 81,120 to approximately 588,100 and since 2004, our electricity base has grown to 43,300 RCEs. However, organic growth slowed during the last two fiscal years and has not been sufficient to offset the increased number of accounts that are lost through normal attrition as a result of a growth in – as a result of growing our customer base as well as through the substantial attrition we experienced in accounts acquired in the SESCo acquisition, primarily in Georgia and Ohio in the months immediately following the SESCo acquisition.

From 2005 through 2007, MXenergy experienced an average annual in-contract customer attrition rate of approximately 23%. Attrition for the fiscal year ended June 30, 2007, was slightly higher at 26% due to the increased customer losses experienced in the period immediately following the SESCo acquisition, primarily in Georgia and Ohio that I mentioned before as well as challenging pricing and market conditions that resulted in the contango market.

Average annualized attrition for July and August 2007 was approximately 23%, which is more in line with our historical experience. The loss of customer accounts was primarily due to residential moves, customer payment issues and customer initiated switches, as in the past. To combat attrition, we have instituted a number of measures including a move program, which allows customers who have moved within an area serviceable by us the ability to reestablish their rate plan.

Generally, new customers gained through acquisitions and organic growth have offset the number of customers lost through normal attrition. MXenergy continues to market to new customers using direct mail, Internet, telemarketing, brand awareness advertising and door-to-door channels. We apply win-back programs for customers who have recently left us. Additionally, we continue to increase our marketing effort with respect to small commercial customers. We have also increased marketing of electricity, as you note from our numbers.

During the year, we had the opportunity to enter into the Terasen Utility territory in British Columbia, Canada. Sales in Terasen commenced in May of 2007. We also received our power marketer license in Connecticut during April 2007 and started marketing there in May of 2007. Deliveries of electricity to customers in Connecticut in the United Illuminating territory began in July of 2007.

In May of 2007, the company purchased through its subsidiary MXenergy Electric, Inc., substantially all of the assets of Vantage Power Services, what we call Vantage, and began supplying power to approximately 12,000 former RCE — RCEs of Vantage in Texas that same month.

We continue to initiate new products such as a prepaid product in Texas and our Earth Friendly Partnership program, a carbon-offset product. These are available in several territories. Brand awareness marketing has been enhanced, particularly in Georgia where we are now using Walter Reeves, a locally, well-known radio and television gardening personality as a sponsor for MXenergy and its products, including the Earth Friendly Partnership product.

This is a new initiative, and we are pleased with the initial results. Our focus continues on our commercial marketing program where we have contracted with several independent professional sales agents of telemarketing and door-to-door campaigns, and we continue to recruit inside sales agents to cover certain of our key territories.

Our organic growth for the year was impacted by the shape of the forward curve, as I referred to before, what we call a contango curve, where future prices, forward prices are higher than spot prices. This contango has been the case with the natural gas market since we emerged from the winter of 2006 with an unusual overhang of excess gas in storage after a relatively warm season.

When forward prices are higher, our new fixed-price offers are often higher than the short-term market prices that are reflected in many utility tariff rates or in our competitors’ variable rates. With market resistance to high fixed-price products and prices that are high in the near term, higher I should say than those utility prices and competitor variable rates, we began to sell more variable-priced products ourselves as well as short-term fixed-price products.

The average life of our remaining fixed-rate contracts, therefore, dropped a bit to approximately to 12 months. However, note that our renewals continue to be high. We are still experiencing over 90% renewals. This is in line with our past experience and that of many of our competitors.

Regarding progress on our transition of operational functions to Houston, we previously reported that we had completed the transfer of collections and operational accounting to the Houston office. We also have reorganized our customer data solutions and have expanded this group with recruitment and the training of new personnel to replace those that were unable to move from our New Jersey office to Houston after the SESCo acquisition.

At the same time, we have completed the move of the IT personnel function from New Jersey to Houston. The relocation of the main servers to Houston has been substantially completed, and we currently have consolidated over 65% of our customer base into Siebel Loadstar, the customer relationship management and billing platform that we acquired in the SESCo acquisition.

As you may recall, in September 2002, we entered into a five-year energy marketing agreement with a supplier, Virginia Power Energy Marketing, wholly owned by Dominion Resources. That supplier, VPEM, provided for exclusive physical supply in specified utility territories and the ability to enter into NYMEX Henry Hub and natural gas basis trades for terms of up to 39 months without having to post cash collateral for mark-to-market margin.

Pursuant to that energy marketing agreement, we had to satisfy all physical and financial purchases on industry standard credit terms, and any physical gas purchases from VPEM in excess of $25 million had to be collateralized with cash or letters of credit. The agreement with VPEM expired on June 30, 2007.

Commencing on July 1, 2007, we have been able to purchase our physical gas supply from any counterparty that meets our credit standards. We currently have a portfolio of over 35 energy suppliers under standard NAESB contracts. These are standard natural gas industry contracts. And we purchase our physical gas supply from those suppliers including, I should say, VPEM.

In August of 2006, we entered into an agreement with Societe Generale to provide financial fixed price hedges to back our fixed-price contract exposure to customers. This facility replaced the financial hedges that I had just described we used to purchase exclusively from VPEM.

Finally, in connection with the audit of our financial statements for fiscal year-end 2006. You may recall that we and our independent auditors reported to the Audit Committee of our Board of Directors that certain significant deficiencies and internal controls, when evaluated in the aggregate, resulted in a material weakness in the design and operation of our internal controls as of June 30, 2006.

We, and our independent auditors, believe that those material weaknesses continued to exist as of March 31, 2007. As of June 30, 2007, however, management has concluded that the material weakness identified in prior periods no longer exists as we believe we have designed and implemented an effective control environment. While we believe that such material weakness no longer exists, we have not yet tested our newly implemented controls. And there can be no assurance that such controls will effectively prevent material misstatements in our consolidated financial statements in future periods.

With that, I will now turn the call over to Chaitu Parikh for a more detailed discussion of our financial results for the fiscal year ended June 30, 2007. Chaitu?

Chaitu Parikh - MXenergy Holdings, Inc. - CFO

Thank you, Jeff. As Jeff indicated, MXenergy reported adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, of $60.1 million for the fiscal year ended June 30, 2007. This compares to adjusted EBITDA of $25.7 million for the fiscal year ended June 30, 2006.

Adjusted EBITDA excludes unrealized gains and losses from risk management activities and non-cash compensation expenses. The increase of $34.4 million as compared to the prior fiscal year was primarily due to an increase in gross profit earned on customer contracts we acquired in connection with the acquisition of SESCo on August 1, 2006. [Editor’s Note: The transcript has been edited to reflect that the SESCo acquisition occurred on August 1, 2006.]

Included in the net increase of $34.4 million is an estimated net loss of $1.1 million in the current period compared to an estimated net loss of $3.8 million in the prior fiscal year related to the settlement of risk management activities associated with inventory. [Editor’s Note: The transcript has been edited to reflect that the estimated net loss of $3.8 million occurred in the prior fiscal year.]

Net gains and losses on risk management activities are generally offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed-rate contracts.

After giving pro forma effect to the SESCo acquisition and related financings, adjusted EBITDA for fiscal year ended 2006 was $61.8 million. The net decrease of $1.7 million from fiscal year-end ’06 as compared to fiscal year-end ’07 is primarily due to a decline in heating degree days, and thus customer consumption, for the six months ended March 31, 2007, as a result of warmer than normal weather we experienced in our markets.

In addition, we experienced increased attrition following the SESCo acquisition, particularly in the Georgia and Ohio markets. The net decrease of $1.7 million in fiscal year ended ’07 is inclusive of an estimated net loss of $1.1 million in fiscal year-end ‘07 as compared to an estimated net loss of $3.8 million recorded in fiscal year-end ’06 related to the settlement of risk management activities associated with inventory.

We also incurred non-recurring costs of $2.2 million related to the SESCo acquisition during fiscal year-end ’07. Additionally, SESCo operating activities included percent of income payment plan accounts or PIPP accounts for fiscal year ended ’06, which MXenergy did not acquire, given the program was discontinued with Dominion East Ohio utility on March 31, 2006. SESCo’s PIPP accounts represented approximately $117.8 million of sales and $3.3 million of adjusted EBITDA for fiscal year ended 2006.

Natural gas for fiscal year 2007 accounted for approximately 97% of our total sales during fiscal year-end ’07. This exposes us to a high degree of seasonality in our cash flows and income earned throughout our fiscal year. We utilize considerable amounts of cash from operations and borrowings under our revolving credit facility to fund working capital, primarily for inventory purchases during the months of April through October each calendar year, primarily our last and first fiscal quarters. [Editor’s Note: The transcript has been edited to reflect that cash from operations and borrowings under our revolving credit facility to fund working capital are utilized primarily for inventory purchases during the months of April through October.]

We sell the majority of natural gas during the months of November through March of each calendar year, which is primarily our second and third fiscal quarters. Sales for fiscal year-end ’07 were $703.9 million, an increase of $341.3 million or 94% compared to the prior year principally due to natural gas assumption associated with the accounts we acquired in the SESCo acquisition and to a lesser extent, electricity customers acquired through increased marketing activity.

In addition, revenues for the year ended June 30, ’07, included passthrough revenues of approximately $54.5 million and fee income of approximately $17.1 million. Passthrough revenues and fee income were not material in the prior fiscal year.

The average selling price per unit, inclusive of fee income, increased by $2.19 to $11.93 per MMBtu. This is largely due to the inclusion of passthrough revenues and fee income in the current year and to a lesser extent, the higher price of natural gas when fixed-price customer contracts were added or renewed.

MXenergy sold approximately 57.1 Bcf of natural gas during the fiscal year ended June 30, 2007, compared to approximately 35.5 Bcf during the prior-year period. Overall, usage per customer decreased over the fiscal year 2006 as a result of the warmer than normal weather experienced across our markets during the six-months period ended March 31, 2007, which typically is our natural gas customers’ largest usage period.

Gross profit for fiscal year ended ’07 was $101.8 million compared to a gross loss of $27 million in the prior fiscal year. The increase of $128.7 million includes the effects of unrealized losses from our risk management activities of $17.1 million for fiscal year-end ’07 compared with $79.9 million for fiscal year-end ’06. The remaining increase is due to customer contracts acquired in connection with the SESCo acquisition.

We anticipate the impact of unrealized gains and losses to generally be offset in future periods by higher or lower gross profit as physical gas is delivered to customers during the remaining terms of their fixed-rate contracts.

Operating expenses for the fiscal year ended ’07 were $91 million, an increase of 149% from the $36.6 million we incurred in fiscal year-end ’06. General and administrative costs increased by $31.2 million, primarily due to higher operating costs in connection with the SESCo acquisition including increased staffing levels and related costs, higher customer care costs, higher professional fees related to our increased reporting requirements.

Included in the increase of $31.2 million are $3.6 million of increased non-cash stock compensation expenses. Depreciation and amortization expenses on fixed assets and amortization expenses on customer acquisition costs increased $19.2 million to $27.7 million during the current fiscal year. This is as a result of additional depreciable assets and additional customer-related intangible assets acquired in conjunction with the acquisition.

We also incurred non-recurring costs of $2.2 million related to the SESCo acquisition during the year. Advertising and marketing expenses increased due to increased scope of the business, resulting from the SESCo acquisition and additional activity in our electricity market. This accounted for a $2.7 million increase to $4.8 million during the ’07 fiscal year.

Reserves and discounts were $4.7 million, an increase of $1.3 million over the prior year. This is primarily due to an increase in bad debt provisions required to account for the revenue generated on behalf of customers we acquired from SESCo. The increase in bad debt provision was partially offset by the elimination of the 1% fee for guaranteed receivables charged by Dominion East Ohio prior to and during fiscal year-end ’06.

For fiscal year-end ’07, we recorded an $8.5 million income tax benefit compared to a $27 million income tax benefit in the prior year. The decrease is attributable to the decrease in pretax losses between the periods. All significant changes related to such decrease have been previously discussed.

Our principal source of liquidity for funding our ongoing operations is cash from operations and availability under our revolving credit facilities. At June 30, 2007, the outstanding amount of borrowings under our revolving credit facilities was $11 million. We estimate we will not have to draw cash borrowings under the revolving credit facilities to meet our seasonal working capital requirements during the 2008 fiscal year.

[Editor’s Note: The transcript has been edited to reflect that we estimate we will not have to draw cash borrowings under the revolving credit facilities to meet our seasonal working capital requirements during the 2008 fiscal year.]

As of fiscal year-end 2007, we had $101.4 million in outstanding letters of credit issued as collateral for the performance risk associated with future delivery of natural gas, and total availability was $110 million under our facility. As of June 30th, 2007 MXenergy had $136.9 million of cash and cash equivalents compared to $6.1 million as of June 30th, 2006. [Editor’s Note: The transcript has been edited to clarify that we had $136.9 million of cash and cash equivalents as of June 30, 2007.]

During fiscal year-end ’07, we used cash provided by operating activities of $89 million combined with the proceeds from the sale of our floating-rate senior notes of $185 million to fund the purchase price of the SESCo acquisition, which was approximately $126 million. We also incurred expenditures for customer acquisition costs of $7.6 million during the year and capital expenditures of approximately $1.9 million during the year.

As of June 30, 2007, we are in compliance with the covenants under our revolving credit facility, and we expect to continue to be in compliance during the next 12 months. That is through June 30, 2008. [Editor’s Note: The transcript has been edited to clarify that, as of June 30, 2007, we are in compliance with the covenants under our revolving credit facility.]

I’ll now turn the call back to Jeff Mayer for some closing remarks.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Thank you, Chaitu. I want to express our gratitude to the listeners who’ve dialed in today. Thank you for joining us. We appreciate your continued interest in our company. And we’ll now open the call up to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) First question comes from the line of Ted Burdick of Camulos. Please proceed.

Ted Burdick - Camulos Capital - Analyst

Hi. Good afternoon, and thanks for the call here. Just two questions, one, can you expand a little more on the internal control matters you discussed — it’s in the press release and also on the call, sort of help us understand what the issues were and what’s been done to address them?

Chaitu Parikh - MXenergy Holdings, Inc. - CFO

Sure Ted, it’s Chaitu here. The issues that were raised last year really centered around two different areas. One was the segregation of duties in the accounting area and just the lack of resources. We just didn’t have enough staff. And the other area was around information technology systems, procedures and controls.

And during the year, we’ve done a number of things. Not only did we increase staffing levels significantly through — partially through the acquisition of the SESCo business, we also engaged an outside professional accounting firm to act as a co-sourced internal audit firm for us.

And during the year, we made significant progress in implementing new policies and procedures around the IT environment. We also did significant rework of our accounting processes during the year. And at the end of this fiscal year, the June ’07 period, we were able to get a — Ernst & Young, our auditors, have been able to conclude that we did not have any material weaknesses as of June 30, 2007.

Ted Burdick - Camulos Capital - Analyst

Okay, that’s helpful. And a totally different question, looking at sort of the cash balance on June 30, 2007, I realize that the cash balance goes all over the place as the year progresses as the working capital needs and draws. But, what do you think of as sort of the sort of — maybe not an average balance. But, when you think of the sort of the capitalization of the company versus the working capital usage, does it make sense to use cash on the balance sheet or your revolvers to manage the working capital when you have the bond outstanding at the coupon?

Chaitu Parikh - MXenergy Holdings, Inc. - CFO

Well clearly, it’s more efficient for us to use our revolver to finance the working capital than to use the cash that we have outstanding. We do manage the business to insulate us from spikes in prices. And as you know, commodity prices are highly volatile, and we do need to keep some liquidity cushion in the business in order to maintain adequate capital if prices all of a sudden move back up by 50% or 100%, as we’ve seen happen in the past.

Ted Burdick - Camulos Capital - Analyst

Sure, sure.

Chaitu Parikh - MXenergy Holdings, Inc. - CFO

Does that answer your question, Ted?

Operator

And your next question comes from the line of John King from AIG Investments. Please proceed.

John King - AIG Investments - Analyst

Hey, how are you all doing?

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Good, John, how are you?

John King - AIG Investments - Analyst

Good. A couple of follow-ups on Ted’s questions, you mentioned that at 6/30/07, you guys felt the — your material weaknesses no longer existed. When does the auditor agree to that? How does that process work? And when do they change their view that the material weaknesses existed?

Chaitu Parikh - MXenergy Holdings, Inc. - CFO

We had an Audit Committee meeting earlier in the week where Ernst & Young presented to the Audit Committee their findings. And at that meeting, Ernst & Young concluded that they did not believe there were any more material weaknesses in the business.

John King - AIG Investments - Analyst

Okay.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

And John, I would add that the process, of course, was an extensive one, beginning with our retention of the — of one of the big four accounting firms as an outside internal auditor at the beginning of the calendar year. And there was very close contact all through the six-month period ending June 30th and since between that firm and Ernst & Young discussing our progress, reviewing the documentation and so forth.

And so — and I should also mention, the Audit Committee meets regularly with Ernst & Young on the phone and in person and have had numerous discussions. So, the meetings over the past week, of course, we’ve confirmed — it came, I should say, at the end of a very long process that involved a lot of people and a lot of diligence.

John King - AIG Investments - Analyst

Okay. In terms of the cash balance at June 30, ‘07, $136.9 million, how has that changed over the last two months? I know this is kind of seasonally, not the — there’s a little bit of a slow time for the year. Has that declined since then?

Chaitu Parikh - MXenergy Holdings, Inc. - CFO

In terms of the seasonality of the business, I think as we mentioned earlier, we — the period ended June 30th is clearly the low point in our working capital.

John King - AIG Investments - Analyst

Okay.

Chaitu Parikh - MXenergy Holdings, Inc. - CFO

And so, we would certainly expect that cash balance to come down in subsequent quarters as we continue to build our inventory balances going into the winter.

John King - AIG Investments - Analyst

Okay. Jeff, you mentioned the average customer life had declined to 12 months as of the most recent date you looked at it. What did that decline from last quarter?

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

I don’t have that number, John. It’s a reasonable question. I don’t have that number in front of me. It’s not a significant decline.

John King - AIG Investments - Analyst

Okay.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

But as I said, it was the result of both an increase in the number of variable rate customers as well as a shortening of the term in order to position ourselves appropriately on the natural gas forward curve.

John King - AIG Investments - Analyst

Right, right. Okay. You talked about the attrition numbers for July and August being better than for the fourth quarter. Can you talk a little bit about is it just the SESCo customers that is the bulk of the customers that are fleeing still? Or, is it the other customers?

And then, kind of how do you see it getting to — I assume the goal is to have sort of flat customer accounts, or slightly growing. How — what things do you guys need to do to kind of get that — let that slow down? And I understand the pricing environment’s been tough. But, it sounds like it’s been tougher for quite a while now.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

There are two different issues there. First on the attrition, you may recall that with the acquisition of the SESCo customers, some 30% approximately of our book is in Georgia. And so, we were definitely affected in the months following the SESCo acquisition by competitive forces that had targeted our accounts in those — in that territory. Now, when we look at attrition, it’s spread evenly across the board. There — we are now back to our historic levels, and there’s no concentration in any one place.

As for growth, as you saw, we indicated that our growth is making up for the attrition. And you also saw us emphasize the channels where we — in particular, the reintroduction of the door-to-door channel —

John King - AIG Investments - Analyst

Yes.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

In the last few months of the fiscal year, and that definitely is having an impact.

John King - AIG Investments - Analyst

The — just to clarify that the attrition number, is that the gross customer losses? Or, is that net of customer additions as well? In other words, is it 23% down? Or, is there an offsetting positive percentage of customer adds?

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

No. It’s — the — there’s an offsetting growth story. That is not the net number. No, no, no.

John King - AIG Investments - Analyst

Okay. That’s good, just making sure. Fair enough, okay.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Oh, and it’s a good question. We should probably clarify that, because I’m sure other people are thinking the same thing.

John King - AIG Investments - Analyst

Right, right, right, right.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Yes.

John King - AIG Investments - Analyst

All right. Last question and then I’ll yield the floor, what would you guys need to see sort of from conditions in the credit markets and things kind of stabilizing to feel that it was the right time to — if you want to do so, sort of the re-initiate the M&A process?

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

We can’t really talk about forward financial planning, as you know. We – and I also want to remind you that as we have disclosed when we initiated this, we are a privately held company. And some of our investors have been with us for many years. So, they have every reason to want at some point to realize the benefit of their investment and are entitled to it, so while we have nothing pending and have not announced anything, we are always reviewing all of our options.

John King - AIG Investments - Analyst

Okay, that’s fair. Thanks for your time.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Thank you, John.

Operator

And your next question comes from the line of [Matt Wiachek] of Morgan Stanley. Please proceed.

Matt Wiachek - Morgan Stanley - Analyst

Both questions are answered, thank you.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Oh thanks, Matt.

Operator

(OPERATOR INSTRUCTIONS) And there are no more questions in the queue. I would like to turn the call back over to Miss Robi Artman-Hodge. Please proceed.

Robi Artman-Hodge - MXenergy Holdings, Inc. - EVP

If indeed there are no further questions, I want to thank all of you for joining us today. MXenergy will file its annual report on Form 10-K with the Securities and Exchange Commission today. A replay of this conference call will be available for 30 days beginning on or about October 1st, at the Investor Relations link at www.mxholdings.com.

Additionally, we will post a transcript of today’s teleconference around or about October 12th, at the Investor Relations link at www.mxenergyholdings — I’m sorry, ..mxholdings.com. And we appreciate your continued interest in MXenergy. And we’re looking forward to having you on future calls with us.

Jeff Mayer - MXenergy Holdings, Inc. - President, CEO

Thank you, all.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.

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